EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MDRNA, Inc.

We consent to incorporation by reference in the registration statements (No. 333-16507 and No. 333-45264) on Forms S-2, (No. 333-44035, No. 333-59472, No. 333-62800, No. 333-72742, No. 333-108845, No. 333-111324, No. 333-119429, No. 333-127831, No. 333-138088 and No. 333-148771) on Forms S-3 and (No. 333-28785, No. 333-46214, No. 333-49514, No. 333-92206, No. 333-92222, No. 333-118206, No. 333-126905, No. 333-135724, No. 333-146183 and No. 333-153594) on Forms S-8 of MDRNA, Inc. and subsidiaries (formerly Nastech Pharmaceutical Company Inc.) of our report dated April 8, 2009, with respect to the consolidated balance sheets of MDRNA, Inc. and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2008. Our report dated April 8, 2009 contains an explanatory paragraph that states that the Company has suffered recurring losses, has had recurring negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    KPMG LLP

Seattle, Washington

April 8, 2009